Exhibit 99.2

AMD Reports Third Quarter 2014 Results – CFO Commentary

October 16, 2014

Reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included below and in our financial tables that accompany our earnings press release available at quarterlyearnings.amd.com.

Q3 2014 Results

•	Revenue of $1.43 billion, flat sequentially and down 2% year-over-year

•	Gross margin of 35%, flat sequentially

•	Operating income of $63 million and non-GAAP operating income of $66 million, compared to operating income of $63 million and non-GAAP operating income of $67 million in Q2 2014

•	Net income of $17 million, earnings per share of $0.02 and non-GAAP net income of $20 million, non-GAAP earnings per share of $0.03, which excludes amortization of acquired intangible assets of $3 million, compared to net loss of $36 million, loss per share of $0.05 and non-GAAP net income of $17 million, non-GAAP earnings per share of $0.02 in Q2 2014

Q3 2014 Commentary

Revenue was $1.43 billion, flat sequentially, and included $27 million related to technology licensing. Computing and Graphics segment revenue was down 6% from Q2 2014, primarily due to lower chipset and GPU sales. Enterprise, Embedded and Semi-Custom segment revenue was up 6% sequentially, primarily due to higher semi-custom SoC sales.

Gross margin was 35% in Q3 2014, flat sequentially, and included a $27 million, or 2% benefit, from revenue related to technology licensing.

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Operating expenses were $431 million.

•	R&D was $278 million, 19% of revenue.

•	SG&A was $150 million, 10% of revenue.

Non-GAAP operating expenses were $428 million or 30% of revenue.

To derive non-GAAP operating expenses for Q3 2014, we excluded the impact of the amortization of acquired intangible assets of $3 million.

Operating expenses:

	Q1-13	Q2-13	Q3-13	Q4-13	Q1-14	Q2-14	Q3-14
GAAP	$543M	$488M	$426M	$418M	$438M	$435M	$431M
Non-GAAP	$491M	$479M	$443M	$462M	$421M	$431M	$428M

Non-GAAP operating income was $66 million.

To derive non-GAAP operating income for Q3 2014, we excluded the impact of the amortization of acquired intangible assets of $3 million.

Non-GAAP net income was $20 million.

To derive non-GAAP net income for Q3 2014, we excluded the impact of the amortization of acquired intangible assets of $3 million.

Depreciation and amortization, excluding amortization of acquired intangible assets, was $46 million, compared to $49 million in the prior quarter.

Interest expense was $43 million, down $3 million from the prior quarter, largely due to savings realized by the new debt issuance and debt redemption that occurred in the prior quarter.

During the quarter, AMD entered into interest rate swap transactions that effectively converted $250 million of AMD’s fixed rate 6.75% Senior Notes due 2019 to a variable interest rate. Based on current interest rates, we anticipate quarterly interest savings from these transactions will be approximately $1 million per quarter beginning Q4 2014. The remaining $350 million portion of AMD’s 6.75% Senior Notes due 2019 debt as well as other term debt on the balance sheet has a weighted average fixed interest rate of 7.1%.

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Tax provision was $2 million in the quarter, down from $4 million in the prior quarter.

Non-GAAP net income per share was $0.03, calculated using 785 million diluted shares.

Adjusted EBITDA was $133 million, down $4 million from the prior quarter, and for the trailing four quarters, adjusted EBITDA was $574 million, as compared to $594 million for the trailing four quarters beginning Q2 2014.

Q3 2014 Reportable Segment Changes

Effective July 1, 2014, AMD reorganized into two business groups, one focused on the traditional PC market and the second focused on adjacent high-growth opportunities.

Accordingly, AMD has two reportable segments:

•	Computing and Graphics, which primarily includes desktop and notebook processors and chipsets, discrete GPUs and professional graphics; and

•	Enterprise, Embedded and Semi-Custom, which primarily includes server and embedded processors, dense servers, semi-custom SoC products, engineering services and royalties.

Q3 2014 Segment Results

Computing and Graphics segment revenue was $781 million, down 6% sequentially, primarily due to lower chipset and GPU sales.

•	Notebook processor and chipset sales decreased sequentially and desktop processor sales increased.

•	Client average selling price (ASP) increased sequentially and year-over-year driven by a richer mix of notebook processor sales.

•	GPU ASP decreased sequentially due to a decrease in desktop GPU ASP and increased year-over-year.

Computing and Graphics operating loss was $17 million, compared to an operating loss of $6 million in Q2 2014. The sequential decline was driven primarily by lower revenue.

Enterprise, Embedded and Semi-Custom segment revenue was $648 million, up 6% compared to the prior quarter driven primarily by increased sales of our semi-custom SoCs.

Enterprise, Embedded and Semi-Custom operating income was $108 million, up from operating income of $97 million in the prior quarter primarily due to higher sales of our semi-custom SoCs.

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Balance Sheet

Cash, cash equivalents and marketable securities were $938 million at the end of Q3 2014, compared to $948 million in the prior quarter, essentially flat from the prior quarter.

Cash, cash equivalents and marketable securities at the end of:

Q1-13	Q2-13	Q3-13	Q4-13	Q1-14	Q2-14	Q3-14
$1,183M	$1,117M	$1,181M	$1,187M	$982M	$948M	$938M

Accounts receivable at the end of the quarter was $973 million, up from $872 million at the end of Q2 2014.

Inventory was $897 million exiting the quarter down from $960 million compared to the end of Q2 2014.

Accounts payable was $498 million, down from $511 million in the prior quarter mainly due to the timing of payments and purchases.

Payable to GLOBALFOUNDRIES line item on the Balance Sheet of $317 million includes amounts due to GLOBALFOUNDRIES for wafer purchases.

Total debt at the end of the quarter was $2.20 billion.

Total Debt

	Q3-14			Q2-14
(Millions)	Gross	Discount	Net	Gross	Discount	Net
6.00% Convertible Senior Notes due 2015	$42	$—	$42	$42	$(1)	$41
6.75% Senior Notes due 2019	599	—	599	600	—	600
7.75% Senior Notes due 2020	500	—	500	500	—	500
7.50% Senior Notes due 2022	500	—	500	500	—	500
7.00% Senior Notes due 2024	500	—	500	500	—	500
Capital lease obligations	12	—	12	14	—	14
Borrowings from secured revolving line of credit, net	55	—	55	55	—	55

Total Debt	$2,208	$—	$2,208	$2,211	$(1)	$2,210

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Non-GAAP free cash flow was negative $11 million, with net cash provided by operating activities of $18 million and capital expenditures of $29 million. Capital expenditures increased $6 million from Q2 2014, and free cash flow was up $40 million from Q2 2014.

Restructuring Plan and Transformation Initiatives

As a part of AMD’s ongoing transformation work, the Company has developed a targeted restructuring plan designed to better position the Company for profitability and long-term growth while aligning investments and resources with high-priority opportunities. By taking these actions, AMD expects to compete more effectively and drive enhanced returns for shareholders.

The restructuring plan, which will be largely implemented in Q4 2014, is expected to:

•	Reduce global headcount by 7%, largely expected to be completed by the end of Q4 2014;

•	Align AMD’s real estate footprint with its reduced headcount;

•	Result in a restructuring and impairment charge of approximately $57 million in Q4 2014, primarily related to severance, and a restructuring charge of approximately $13 million in 1H 2015, primarily related to real estate actions;

•	The Company expects to make cash payments related to these actions of approximately $34 million in Q4 2014 and $20 million in 1H 2015

•	Realize operational savings, primarily in operating expenses, of approximately $9 million in Q4 2014 and approximately $85 million in 2015.

Outlook

The following statements concerning AMD are forward-looking and actual results could differ materially from current expectations. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended June 28, 2014.

For Q4 2014 we expect:

•	Revenue to decrease 13% sequentially, +/- 3%.

•	Gross margin to be approximately 35%.

•	Non-GAAP operating expenses to be approximately $385 million, below our previous 2014 quarterly operating expense guidance range of approximately $420 million to $450 million as a result of revenue expectations and our restructuring, transformation initiatives, and other cost control measures.

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•	Restructuring and impairment charge of approximately $57 million.

•	Interest expense, taxes and other to be approximately $46 million.

•	Inventory to decrease from Q3 2014 levels.

•	Non-GAAP free cash flow to be positive.

For 2014 we expect:

•	To grow revenue year-over-year.

•	Taxes of approximately $3 million per quarter.

•	To be non-GAAP profitable at the net income level for the year.

•	Inventory to be down year-over-year.

•	To maintain cash, cash equivalents and marketable securities balances close to our optimal balance of $1 billion and above our target minimum of $600 million.

•	Capital expenditures of approximately $100 million for the year.

•	Non-GAAP free cash flow to be negative in the range of $200 to $250 million, including the impact of the $200 million special payment to GLOBALFOUNDRIES earlier this year.

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For more information, contact:

Investor Contact:

Ruth Cotter

408-749-3887

ruth.cotter@amd.com

Media Contact:

Drew Prairie

512-602-4425

drew.prairie@amd.com

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Non-GAAP Measures

To supplement the financial results of Advanced Micro Devices, Inc. (“AMD” or the “Company”) presented on a U.S. GAAP (“GAAP”) basis, this commentary contains non-GAAP financial measures, including non-GAAP operating expenses, non-GAAP expense to revenue ratio, non-GAAP operating income, non-GAAP net income (loss), non-GAAP earnings (loss) per share, Adjusted EBITDA and non-GAAP free cash flow. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below.

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The Company presented “Adjusted EBITDA” in this commentary as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization, employee stock-based compensation expense and amortization of acquired intangible assets. In addition, the Company also included the following adjustments for the indicated periods: for the first quarter of 2014, the Company included an adjustment for workforce rebalancing severance charges; for the fourth quarter of 2013, the Company included an adjustment for net legal settlements; and for the third quarter of 2013, the Company included an adjustment for net restructuring and other special charges. The Company calculates and communicates Adjusted EBITDA because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

The Company also presents non-GAAP free cash flow in this commentary as a supplemental measure of its performance. Non-GAAP free cash flow for the Company was determined by adjusting GAAP net cash provided by (used in) operating activities less capital expenditures. The Company calculates and communicates non-GAAP free cash flow because the Company’s management believes it is important to investors to understand the nature of this cash flow. The Company’s calculation of non-GAAP free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities. The Company has provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures. The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables.

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Reconciliation of GAAP to Non-GAAP Operating Expenses

(Millions)	Q3-14	Q2-14	Q1-14	Q4-13	Q3-13	Q2-13	Q1-13
GAAP operating expenses	$431	$435	$438	$418	$426	$488	$543
Amortization of acquired intangible assets	3	4	3	4	5	4	5
Workforce rebalancing severance charges	—	—	14	—	—	—	—
Legal settlements, net	—	—	—	(48)	—	—	—
Restructuring and other special charges (gains), net	—	—	—	—	(22)	5	47

Non-GAAP operating expenses	$428	$431	$421	$462	$443	$479	$491

Reconciliation of GAAP to Non-GAAP Operating Income

(Millions)	Q3-14	Q2-14	Q1-14	Q4-13	Q3-13
GAAP operating income	$63	$63	$49	$135	$95
Amortization of acquired intangible assets	3	4	3	4	5
Workforce rebalancing severance charges	—	—	14	—	—
Legal settlements, net	—	—	—	(48)	—
Restructuring and other special charges (gains), net	—	—	—	—	(22)

Non-GAAP operating income	$66	$67	$66	$91	$78

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income

(Millions except per share amounts)	Q3-14		Q2-14
GAAP net income (loss) / Earnings (loss) per share	$17	$0.02	$(36)	$(0.05)
Amortization of acquired intangible assets	3	0.00	4	0.01
Loss on debt redemption	—	—	49	0.06

Non-GAAP net income / Earnings per share	$20	$0.03	$17	$0.02

Non-GAAP Expense to Revenue (E/R) Ratio

(Millions)	Q3-14	Q2-14	Q1-14	Q4-13	Q3-13
Net Revenue	$1,429	$1,441	$1,397	$1,589	$1,461
GAAP operating expenses	$431	$435	$438	$418	$426
GAAP E/R Ratio	30%	30%	31%	26%	29%
Non-GAAP operating expenses	$428	$431	$421	$462	$443
Non-GAAP E/R Ratio	30%	30%	30%	29%	30%

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Reconciliation of GAAP Operating Income to Adjusted EBITDA

(Millions)	Q3-14	Q2-14	Q1-14	Q4-13	Q3-13
GAAP operating income	$63	$63	$49	$135	$95
Depreciation and amortization	46	49	50	50	52
Employee stock-based compensation expense	21	21	23	24	23
Amortization of acquired intangible assets	3	4	3	4	5
Workforce rebalancing severance charges	—	—	14	—	—
Legal settlements, net	—	—	—	(48)	—
Restructuring and other special charges (gains), net	—	—	—	(22)	—

Adjusted EBITDA	$133	$137	$139	$165	$153

Non-GAAP Free Cash Flow Reconciliation

	Q3-14	Q2-14
GAAP net cash provided by (used in) operating activities	$18	$(28)
Purchases of property, plant and equipment	(29)	(23)
Non-GAAP free cash flow	$(11)	$(51)

Cautionary Statement

This commentary contains forward-looking statements concerning AMD; its financial outlook for the fourth quarter of 2014 and fiscal 2014, including revenue, gross margin, non-GAAP operating expenses, restructuring and impairment charges, the total of interest expense, taxes and other expense, inventory, non-GAAP free cash flow, taxes and capital expenditures; its targeted and optimal cash, cash equivalents and marketable securities balances; its ability to be non-GAAP profitable at the net income level in 2014; its restructuring plan, including the timing of actions implemented in connection with the plan and expected restructuring and impairment charges, cash payments and operational savings; expected benefits of its restructuring plan and transformation initiatives; and expected interest savings, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “would” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this commentary are based on current beliefs, assumptions and expectations, speak only as of the date of this commentary and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities may negatively impact AMD’s plans; that AMD will require additional funding and may be unable to raise sufficient capital on

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favorable terms, or at all; that customers stop buying AMD’s products or materially reduce their operations or demand for AMD’s products; that AMD may be unable to develop, launch and ramp new products and technologies in the volumes that are required by the market at mature yields on a timely basis; that AMD’s third-party foundry suppliers will be unable to transition AMD’s products to advanced manufacturing process technologies in a timely and effective way or to manufacture AMD’s products on a timely basis in sufficient quantities and using competitive process technologies; that AMD will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products or will not fully utilize its projected manufacturing capacity needs at GLOBALFOUNDRIES, Inc. (GF) microprocessor manufacturing facilities; that AMD’s requirements for wafers will be less than the fixed number of wafers that it agreed to purchase from GF or GF encounters problems that significantly reduce the number of functional die it receives from each wafer; that AMD is unable to successfully implement its long-term business strategy; that AMD inaccurately estimates the quantity or type of products that its customers will want in the future or will ultimately end up purchasing, resulting in excess or obsolete inventory; that AMD is unable to manage the risks related to the use of its third-party distributors and add-in-board (AIB) partners or offer the appropriate incentives to focus them on the sale of AMD’s products; that AMD may be unable to maintain the level of investment in research and development that is required to remain competitive; that there may be unexpected variations in market growth and demand for AMD’s products and technologies in light of the product mix that it may have available at any particular time; that global business and economic conditions will not improve or will worsen; that PC market conditions will not improve or will worsen; that demand for computers will be lower than currently expected; and the effect of political or economic instability, domestically or internationally, on AMD’s sales or supply chain. Investors are urged to review in detail the risks and uncertainties in AMD’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended June 28, 2014.

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